Exhibit 99.1

FOR IMMEDIATE RELEASE

T-VENTURE ACQUIRES STAKE IN SPEECH DESIGN INC.,

A SUBSIDIARY OF BOGEN COMMUNICATIONS INTERNATIONAL

Ramsey, NJ, October 1, 2001 – Bogen Communications International, Inc., (NASDAQ: BOGN) (“Bogen”) today announced that an agreement has been signed with T-Venture, the venture capital arm of Deutsche Telekom, to purchase a minority stake in Bogen’s Speech Design business.  Under the terms of the agreement, T-Venture has purchased a 2% stake in a newly formed Bogen subsidiary, Speech Design International Inc. (“SDI”), which in turn, is now the holder of all equity in Speech Design GmbH, formerly directly held by Bogen. The sale of SDI Common Stock was made for approximately 842,000 euros (about $765,000 U.S.), and the purchaser also received a warrant to purchase an additional 2% of SDI at prices which, if SDI becomes separately traded, would be established at a discount to initial public SDI market prices.  Separately, T-Venture signed a marketing agreement entitling it to receive 1% of SDI stock if T-Venture assists Speech Design in attaining certain Unified Messaging sales objectives.

According to Kasimir Arciszewski, Speech Design’s Managing Director, “Having Deutsche Telekom’s T-Venture as a strategic investor is both an important milestone and a business catalyst for SDI.  The additional availability of capital will facilitate SDI's increasing investment in Unified Messaging, and help buttress its position as a European leader in this exciting new market.  In addition, this new association should help open doors for SDI's Unified Messaging services with other Deutsche Telekom units, particularly in the mobile area.  T-Venture has also expressed a willingness to utilize its telecommunications industry expertise and contacts throughout Europe on SDI's behalf.  T-Venture’s endorsement, backed by a cash investment, speaks volumes for their confidence in SDI, and enhances our stature and credibility as we pursue additional opportunities for the voicemail and Unified Messaging products and services sold under the Speech Design umbrella.”

                Jonathan Guss, Bogen’s CEO, also pointed out that “Bogen has always had the challenge of communicating the different characters and potential of the European and U.S. businesses in its portfolio.  Because of our relatively small size, the complexity of our business, and the geographic range of our operations, this has sometimes been hard to do.  We think the T-Venture investment highlights the distinct nature of our European operations, and underscores our observations about the value hidden within Speech Design.”

Dr. Axel Kolb, Investment Director at T-Venture, stressed that “Enormous synergies for Deutsche Telekom have already been created during the time we have spent working on this investment, and this transaction further strengthens a relationship of several years standing.  The fact that Speech Design is a mature, profitable business with strong growth potential allows us to achieve these synergies with a relatively small investment and an additional option for expansion.  The successful launch of new products like SMS (Short Message Service) in the fixed network illustrates the innovation potential of Speech Design’s technology.”

About Bogen

Bogen Communications International, Inc., based in Ramsey, New Jersey and Munich, Germany, develops, manufactures, and markets telecommunications peripherals, sound processing equipment, and Unified Messaging products and services.  Bogen’s products are sold to commercial, industrial, professional and institutional customers worldwide.

About T-Venture

T–Telematik Venture Holding GmbH (T–Venture) is a fully owned corporate venture capital subsidiary of Deutsche Telekom AG, a world leader in telecommunications. T–Venture provides young, technology-oriented companies which operate in the TIMES markets (telecommunications, information technology, multimedia, entertainment, security) with equity, but also with entrepreneurial know-how. T-Venture has offices in Bonn, Munich, Berlin, Darmstadt, Redwood City (CA), Tokyo, Singapore and manages a fund of 500 million euros.

Visit our website: http://www.t-venture.de

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties.  Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including general market conditions, new technological developments, competition, potential acquisitions and divestitures, implementation or termination of strategic initiatives or transactions, the availability of financing alternatives and other risks. Certain of these risks, factors and other considerations are detailed from time to time in Bogen's reports on file at the Securities and Exchange Commission, including Bogen's Form 10-K for the fiscal year ended December 31, 2000 and 10-Q for the quarter ended June 30, 2001.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Bogen Communications International, Inc.
Michael P. Fleischer, President
Maureen Flotard, CFO, VP-Finance & Corporate Controller
(201) 934-8500
www.bogen.com